Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

     THIS AGREEMENT, made and entered into as of the 1st day of December, 2000 (the “Contract Date”), between CGI Management, Inc., a corporation organized under the laws of the State of Delaware, (hereinafter referred to as “Management Company”), and GF/Arlington, Inc., a Texas nonprofit corporation, organized under the laws of the State of Texas (hereinafter referred to as “Owner”).

     WHEREAS, Owner intends to construct and operate a 176 unit home for the aged community located in Arlington, Texas, known as the Arlington Retirement Community Project (hereafter referred to as the “Facility”); and

     WHEREAS, Owner intends to finance its development of the Facility through (a) the issuance of a $12,625,000 Tarrant County Housing Finance Corporation Senior Housing Revenue Bonds (Arlington Retirement Community Project) Series 2000 (the “Bonds”) issued by Tarrant County Housing Finance Corporation, Texas (the “Issuer”), and related documents including a Trust Indenture between the Issuer and Bank One, Texas, N.A. (the “Trustee”), a Loan And Financing Agreement between the Issuer and Owner (the “Loan and Financing Agreement”), a Promissory Note from the Owner to the Issuer in the amount of $12,625,000, a Deed Of Trust, Security Agreement and Assignment Of Rents and Leases and Financing Statement from the Owner to Shelley Mefford for the benefit of the Issuer, a Replacement Reserve and Security Agreement among the Owner, MuniMae Portfolio Services, LLC (the “Servicing Agent”) and the Trustee, a Regulatory Agreement and Declaration of Restrictive Covenants between the Issuer, Owner and the Trustee, and UCC Financing Statement from the Owner to the Issuer and/or the Trustee (collectively, the “Bond Documents”) and (b) a loan from Municipal Mortgage & Equity, LLC (“MuniMae”) in the amount of $783,500 (the “Taxable Loan”), and related documents including a Loan Agreement between Owner and MuniMae, a Promissory Note from Owner to MuniMae in the amount of $783,500, a Second Deed of Trust, Security Agreement and Assignment of Rents and Leases, and Financing Statement from the Owner to Sidney H. Swearingen for the benefit of MuniMae and UCC Financing Statements from Owner-to MuniMae (collectively, the “Taxable Loan Documents”, and together with the Bond Documents, the “Financing Documents”); and

     WHEREAS, Owner desires to have Management Company provide management services to the Facility; and

     WHEREAS, Management Company possesses the expertise to furnish management services and his indicated a willingness to provide management services with respect to the Facility on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing, and the terms and conditions hereafter set forth, Management, Company and Owner agree as follows:

ARTICLE 1.

OPERATING TERMS AND APPOINTMENT AND EMPLOYMENT OF
MANAGEMENT COMPANY AS AGENT AND GENERAL MANAGER OF THE
FACILITY

     1.1 Term. The term of this Agreement shall commence on the first day that a “certificate of occupancy” is issued with respect to the Facility (the “Commencement Date”), and shall continue until the fifth anniversary of such commencement date, subject to earlier termination as set forth in Article 5 hereof.

     1.2 Employment of Management Company. Owner hereby appoints and employs Management Company to serve as operating manager of the Facility; and Management Company agrees to act as operating manager of the Facility, to supervise, direct and control the day-to-day business activities and management of the Facility and all phases of its operations in the name of and on behalf Owner upon the terms and conditions hereinafter stated. Management Company shall be responsible for managing the Facility and all of its assets and services with the same degree of diligence and skill as is employed by a reasonably prudent management company in the management of similar facilities, in compliance with all obligations imposed on Owner which are known to Management Company, including, without limitation, the obligations contained in the Financing Documents. Management Company shall, subject to compliance of Owner with its obligations; hereunder, do all things as may be reasonably required to maintain and preserve all necessary licenses, permits and approvals to operate the Facility so as to comply with all applicable law, rules and regulations provided, however, and notwithstanding any other provisions of this Agreement to the contrary, Management Company shall not be required to expend its own funds in performing any of its obligations herein. Management Company shall not be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control including, without limitations, strikes, lockouts, or unforeseen changes in statutes, regulations or rules of appropriate governmental or, regulatory authorities. Except as provided for herein, Management Company makes no warranties, express or implied, and except as provided herein shall not assume any financial or other responsibilities in connection with its obligations hereunder and shall not be obligated to contribute its own funds in connection with the management of the Facility.

     1.3 Retention of Legal Ownership by Owner. Owner shall at all times continue to exercise legal ownership over the assets and operations of the Facility, and Management Company shall perform it responsibilities as described in this Agreement as agent to Owner in accordance with written policies and directives adopted by Owner. Management Company will propose written policies and directives from time to time for adoption by the Owner. By entering into this Agreement, Owner does not delegate to Management Company any of the powers, duties, and responsibilities vested in the Owner by law, or by its Articles of Incorporation or Bylaws. Owner may, according to the terms of this Agreement (i) direct Management Company to implement appropriate policies and procedures at the Facility, (ii) adopt as policies and procedures of the Facility recommendations and proposals made by Management Company, or (iii) adopt as the policies and procedures of the Facility the Owner’s own proposals, subject to any limitations stated herein. the policies and procedures for the Facility shall be reduced to a written Policies and Procedures Manual (the “Policies and Procedures Manual”), and any and all

changes in the standard policies and procedures of Management Company will be documented and clearly expressed in the Policies and Procedures Manual as “Owners Exceptions”. Manager shall maintain a copy of the Policies and Procedures Manual at the Facility. Prior to the Contract Date, the Management Company shall have presented to Owner for its approval, which approval shall not be unreasonably withheld, a Marketing Plan for the following 12 month period.

     Whenever this Agreement calls for the approval of Owner, such approval shall be expressed in writing executed by a duly authorized officer of Owner and such approval shall not be unreasonably withheld or delayed. In the absence of any requirement for Owner consent, Management Company shall be entitled to rely upon its business judgment and act accordingly.

     1.4 Management Services to be Provided by Management Company. During the term of this Agreement, Management Company shall, as agent and on behalf of Owner, manage all aspects of the day-to-day operation of the Facility, including, but not limited to, staffing, hiring, supervising and firing of all personnel, accounting as is customary and appropriate for a retirement facility similar to the Facility (but not audit), billing, collections, setting of rates and charges (which rates and charges, shall, however, be approved in advance by Owner), and general on-site administration. In connection therewith, Management Company (either directly or through supervision of employees of the Owner at the Facility), shall use its best efforts to:

A. Select, employ, supervise and train an adequate staff of housekeepers, maintenance, food service, activities, marketing, office and other employees, including but not limited, to an Executive Director (the “Executive Director”) and Assistant Executive Director (the “Assistant Executive Director”) for the Facility, and promote, direct, assign and discharge all such employees, all in accordance with such policies as may be established by Owner. Owner has agreed that as a matter of administrative convenience, such personnel shall in every instance be deemed employees of Management Company and not of Owner; provided that Owner reserves the right to direct Management Company to transfer all of such employees to the payroll of Owner if it deems that desirable. All reasonable salaries, wages and other compensation of Facility-based personnel employed by Management Company hereunder, including so-called fringe benefits (including employer’s FICA taxes, medical and health insurance, pension plans, payroll taxes, worker’ compensation insurance, bonuses, holiday, vacation, personal leave and sick leave and the like) shall be deemed reimbursable expenses of Management Company and reimbursed by Owner within three (3) days after payment of payroll. As described above, payment of amounts due to Management Company as reimbursement for the cost of employing Facility-based personnel will be made as Operating Expenses of the Facility not subject to any limitations provided in the Financing Documents for payment of Management Fees. Management Company shall use its best efforts to assure compliance with all applicable employment, wrongful discharge, anti-discrimination, occupational safety, and health and other similar laws and regulations applicable to the employment of Facility-based personnel, and with any applicable private employment or union contracts: Management Company hereby indemnifies and holds harmless Owner from any losses, damage, claims, expenses or other liabilities, including reasonable legal fees and court costs, arising out of or in connection with a breach or alleged breach of such laws, regulations, or contracts wherein Management Company is proven (or alleged by a third party) to be negligent in the performance of its duties and responsibilities. Management Company shall maintain its own insurance coverage for employer’s liability. Management Company shall provide for and maintain an employee training and testing program with objective standards for all categories of employees which meets or exceeds all governmental and industry requirements for minimum levels of training and degrees of experience, all as specified in the Policies and Procedures Manual, and will provide an adequate level of staffing for all categories of employees.

B. Management Company shall establish general salary scales, personnel policies and appropriate employee benefits for all Facility staff that shall be consistent with the Approved Budget. Owner shall have the right to approve or disapprove all hirings, terminations, raises and bonuses with respect to Facility-based personnel, whether such personnel are technically employed by Owner or by Management Company. Owner may require Management Company to notify Owner at least two days prior to hiring or terminating any Executive Director of the Facility, and Management Company shall be entitled to take any such proposed action, if within the confines of the general salary scales, personnel policies and employee benefits approved by Owner, unless Owner has notified Management Company that it objects to the proposed action within two business days after such notice is given;

C. Issue appropriate bills for services and materials furnished by the Facility and use its best efforts to collect accounts receivable and monies owed to the Facility; design and maintain, customary accounting, billing, resident and collection records; and prepare and file insurance, and any and all other necessary or desirable applications, reports and claims related to revenue production. All rates for services provided by Owner and for the use of the Facility, and any changes therein, shall be subject to the prior approval of Owner. Owner expressly assigns, to the extent permitted by applicable law, to Management Company the full right, power and authority as its agent to administer, process and collect on Owner’s behalf and in its name, all receivables. Owner hereby grants Management Company the right to enforce Owner’s rights as creditor under any contract relating to the rendering of any services at the Facility for purposes of collecting accounts receivable and monies owed the Facility, and Management Company shall use its best reasonable efforts to collect all such receivables and monies. Any and all refunds, volume discounts, rebates, reduced rates for timely payment, or other benefits derived from business done at, on or through the Facility shall be credited to Owner and not to Management Company. In cases where such refunds, volume discounts, rebates, reduced rates for timely payment, or other benefits are derived not only from business done at, on or through the Facility but also at business done at other facilities managed by Management Company or its affiliates, the amount properly allocable to the Facility shall be determined by reference to the actual unit volume purchased, if possible, and otherwise by reference to the ratio of residential units at he time in the applicable subject to this Agreement as compared to the number of units in such other applicable facilities;

D. Plan, supervise and conduct a program of regular maintenance and repair of the Facility. Management Company shall not make any additions to the Facility increasing the square foot area thereof, without the prior written approval of Owner, and all such expenditures shall conform to the requirements of the Financing Documents.

Management Company shall maintain a maintenance log of all repairs, replacements or improvements made to the Facility which exceed $1,000 in total cost;

E. Purchase all necessary food, beverages, cleaning and other supplies, equipment, and furnishings for the operation and maintenance of the Facility and contract for all necessary services (other than services required to be provided by Management Company hereunder) for the account of Owner. Unless the consent of Owner is otherwise obtained, all contracts or agreements entered into by Management Company for the account of the Owner shall be for a term of one (1) year or less, and shall provide for payments within the then current Approved Budget, as defined in Section 1.5 hereof. To the extent permitted by law and the terms offered by vendors, Management Company will offer to the Facility the opportunity to participate in any group or volume purchasing contracts in which the Management Company may from time to time participate wherein such participation by the Facility, in the sole opinion of Management Company, is deemed to be appropriate and practical. The Owner recognizes herein that certain of such services, supplies, equipment, furniture and other items such as group advertising may be available through Management Company at less cost and/or better quality and that it may be in the advantage of Owner to purchase such services and materials, if needed by the Facility, pursuant to an arrangement whereby the total cost to Management Company will be allocated to the Facility based on direct use or, in situations where it is impractical to measure direct use, a pro-ration of the cost based on the relationship that the number of resident units in the Facility benefiting from such services bears to the total number of resident units in all facilities benefiting from such material or service. The Owner further recognizes that due to the significant attrition rates experienced by homes for the aged and the “need driven” nature of the business, that public awareness created through advertising and promotions, is necessary to maintain high occupancy. Consequently, the cost of any group advertising and group related promotions, including yellow page advertising, which will benefit the Facility and one or more other facilities managed by Management Company will be paid by the Facility based on the relationship the number of living units in the Facility benefiting from such advertising or promotion bears to the total number of living units benefiting from such advertising or promotions. Any such expenditures not allowed for in the “Approved Budget” will be subject to the approval of the Owner. The parties contemplate that the costs of marketing campaigns and advertising targeted at the initial fill up of one or more new constructed facilities or additions thereto that are not owned by Owner will not be charged to Owner.

F. Administer, supervise and schedule all customary resident and other customary services of the Facility, including the provision of food, and other ancillary services;

G. Prepare and make orderly and timely payment, from Facility funds, of accounts payable, employee payroll and withholding, taxes, insurance premiums and all other customary obligations of the Facility;

H. Institute standards and procedures for moving in and moving out of residents, for charge residents for services and for collecting the charges from the residents or third parties, if any;

I. Furnish to the Facility any and all policy manuals needed with reference to the operation of the Facility and propose revisions to said policy manuals as is needed from time to time to assure, to the best of Management Company’s ability, that the Facility complies with all applicable local, state and federal laws, regulations and requirements, provided that the foregoing does not constitute a guaranty of such compliance by Management Company;

J. Assist the Owner in obtaining and maintaining insurance coverage for the Facility in amounts and types of coverage as specified in the Financing Documents and such other insurance as is normally carried by properties similar in the type, services provided and location as the Facility, naming Owner, Management Company, the Servicing Agent, the Trustee (in the case of the Bond Documents) and MuniMae (in the case of the Taxable Loan Documents), and such other persons reasonably requested by Owner as additional insureds. Management Company shall obtain and maintain at its own cost its own insurance coverage for employer’s liability insurance. Management Company will provide all professional liability insurance for the Facility (in the amounts required by Financing Documents) naming Owner, Servicing Agent, MuniMae and Trustee as additional insureds. The costs of such insurance will be in accordance with the Approved Budget and considered an Operating Expense of the Facility not subject to any limitations provided in the Financing Documents for payment of Management Fees. Such amounts will be reimbursed by Owner to Management Company on an annual basis and shall not exceed the cost of such coverage which Owner would have incurred in the event it obtained such insurance through its own insurance policies.

K. Negotiate and enter into, in the name of and on behalf of Owner, such agreements, contracts and orders on a competitive price basis as it may deem necessary or advisable for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility;

L. Handle and settle all employee relations matters, union and non-union, and negotiate on behalf of Owner (and in conjunction with Owner’s counsel) with any labor union lawfully entitled to represent employees of Owner who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Owner for its prior written approval and execution; provided that the institution of any litigation and any settlement in excess of the sum of $5,000 must be approved by Owner;

M. Assist in maintaining all licenses, certifications and permits in the name of Owner, all as required by law for the operation of the Facility;.

N. Make periodic evaluations of the performance of all departments of the Facility and provide written notification to Owner in the event of any substandard performances in the quarterly narrative reports as required in Section 1 .6(B) of this Agreement;

O. Provide direct marketing service and personnel benefiting the Facility in accordance with the Approved Budget including a system for identifying and tracking inquiries and leads and the responses thereto;

P. Maintain an accounting and internal control system using accounts and classifications consistent with those used in similar facilities, including suitable books and records of control and accounts as are necessary or required in order to comply with all state and federal standards, rules and regulations, and with Owner’s policies,

Q. Coordinate the provision of home health care and other ancillary services to residents of the Facility as Management Company may deem reasonable, necessary or desirable in connection with the, operation of the Facility; and Management Company shall contract on behalf of Owner with such consultants or other professionals in connection with the providing and delivery of such services on a competitive price basis as Management Company shall elect in its reasonable business judgment, upon prior written approval of the Owner;

R. Within thirty (30) days after the commencement of the term hereof and annually thereafter, if required by Owner, Management Company shall prepare and present to Owner written emergency and evacuation procedures for the protection, warning, and safe and timely evacuation of all residents, guests, invitees, and staff from the Facility (the “Emergency and Evacuation Procedures”). Management Company agrees to consult with insurance carrier(s) loss prevention consultants if so required by Owner, and to change such Emergency and Evacuation Procedures if recommended by them provided, that the Emergency and Evacuation Procedures shall at all times comply with applicable governmental requirements. Management Company shall take such steps as it deems appropriate to assure the proper training of the Facility’s staff, and shall assure that all residents receive and are knowledgeable about such Emergency and Evacuation Procedures;

S. Management Company shall take such action as shall be necessary to ensure that the Facility and the operation thereof by Management Company comply with all federal, state, aid local laws, rules, regulations, and ordinances applicable to the Facility or the operation thereof by Management Company, including Revenue Procedure 97-13, and including any particular laws and regulations applicable to home for the aged facilities owned by nonprofit organizations and/or financed with tax-exempt bond financing of which Management Company is notified in writing by Owner. In the event the terms of this Agreement or the actions taken hereunder by Management Company or Owner, at any time, shall fail to comply with any federal, state or local law, rule, regulation or ordinance, including any regulation of the Internal Revenue Service relating to the management or operation of home for the aged facilities owned by a nonprofit organization and/or finance with tax-exempt bond financing (but in this case only to the extent Management Company has received prior written notice thereof from Owner), such failure immediately shall be cured by Management Company and/or Owner and, to the extent such failure requires the modification of this Agreement, Management Company and Owner agree to make such modification to cause this Agreement to comply with all applicable rules, laws, regulations and ordinances. Management Company shall promptly provide to Owner as and when received by Management Company, all notices, reports or correspondence from governmental and regulatory agencies that assert deficiencies or charges against the Facility or that otherwise relate to the suspension, revocation, or any other action adverse to any approval, authorization, certificate, determination, license or permit required or necessary to own or operate the Facility. Management Company may, subject to the provisions of the Financing Documents, at its sole discretion appeal any action taken by any governmental or regulatory agency against the Facility; provided, however, that Management Company shall adequately secure and protect Owner from loss, cost, damage or expense by bond or other means reasonably satisfactory to Owner in order to contest by proper legal proceedings the validity of any such statute, ordinance, law, regulation or order, provided that such contest shall not result in the suspension of operations of the Facility and provided, further, that Management Company shall have no obligation to secure and protect Owner from any loss, cost, damage or expense that arises directly out of Owner is breach of any of its covenants under this Agreement. Management Company shall take such action as may be necessary to comply promptly with any and all orders, evaluations, reports, or other requirements of any federal, state, regional, county, or municipal authority affecting the Facility or the operation thereof, and orders of the Board of Fire Underwriters or other similar bodies. Management Company, however, shall not take any action under this Section so long as Management Company has been informed that Owner is contesting, or has affirmed its intention to contest any such order or requirement, unless a failure to comply promptly with any such order or requirement would expose Management Company to civil or criminal liability. Management Company and Owner shall promptly, and in no event more than four business days after receipt, notify each other of any and all governmental or other orders, notices, evaluations, reports or other requirements from any source which could directly or indirectly impact on the operation of the Facility. Management Company shall immediately deliver to Owner copies of all notices received by it or received at the Facility from any trustee, mortgagee, ground landlord, or other party relating or pertaining to any of the Financing Documents.

It is the intent of the parties that the cost of Facility-based staff described in clause (A) and (B) above, the fees and expenses of any collection agency or collection attorney engaged pursuant to clause (C), the actual third party cost of the maintenance and repairs described in clause (D), the cost of food and supplies described in clause (E) and such other services described in clause (E) which, in the home for the aged industry, are not normally provided by a management company, the food and ancillary services described in clause (F), the actual payment of obligations pursuant to clause (G), the cost of actually complying with applicable law and other requirements pursuant to clause (I) and (S), the cost of insurance described in clause (J), the cost of any labor attorney engaged pursuant to clause (L), the wages, salaries, commissions, and benefits of any full-time or part-time marketing personnel who work on-site exclusively for the Owner and exclusively for the Facility, and the cost of ancillary services provided pursuant to clause (Q), shall not be borne by, Management Company, and that all such costs shall instead be paid by Owner, except to the extent that home health care and other ancillary services may be billed directly to the residents to whom such services were provided. Except and to the extent approved as a part of an Approved Budget, or otherwise approved by Owner, the following expenses shall be paid by Management Company, without reimbursement by Owner:

(i)	any expenses for Management Company’s home office, equipment or supplies, excluding direct charges for overnight postage as allowed in the Approved Budget;

(ii)	any overhead expense of Management Company incurred in its general offices; salaries of any executive or supervisory personnel of Management Company, including travel expenses associated-with, on-site Facility visits as allowed in the Approved Budget;

(iii)	salaries, ,wages, data transmission charges, Internet fees and charges, and expenses allocable to any personnel for activities with regard ‘to providing in-house accounting services (other than full-time personnel employed by Owner at the Facility);

(iv)	any salaries, wages, and expenses for any central office personnel located at the Facility;

(v)	wages, salaries, or other expenses for any services provided by or on behalf of Management Company, except as specifically provided herein and authorized in advance by Owner or allowed for in the Approved Budget; and

(vi)	any computer time, equipment, communication toll charges, outside payroll processing service or other expense used or incurred in processing payroll as such expense relates to Facility-based personnel , employed by the Management Company or Owner, the books and records of the Facility or in preparing any statements or reports (other than the annual audit of the Facility).

Notwithstanding any of the above provisions to the contrary, all capital expenditures shall be made only in accordance with an Approved Capital Budget and in compliance with and subject to the terms and provisions of the Loan and Financing Agreement and the Replacement Reserve and Security’ Agreement, provided, however, that Management Company may make capital expenditures not contemplated by the Approve Capital Budget aggregating not more than $5,000 in any one year without prior approval of Owner or the Servicing Agent, except in the event of any emergency requiring prompt . action for the protection and safety of the Facility or the residents and staff therein. In such event, when it is not practicable to obtain prior approval from the Owner, Management Company shall be entitled to take any required or necessary action without Owner’s prior approval, following which a report of the occasion for such action and the action taken shall be made to Owner and Servicing Agent as soon as practicable. Approval by the Owner may be evidenced by a board resolution or a written or oral communication from an officer or authorized representative of the board of the Owner pursuant to policies established from time to time by the board of directors of the Owner.

     1.5 Budget. For each Fiscal Year of the Facility, Management Company shall submit to Owner concurrently with the execution hereof and annually thereafter, at least 60 days prior to the beginning of each Fiscal Year beginning after the Contract Date, an annual budget (the

“Budget”) covering the operations of and proposed capital expenditures to be made with respect to the Facility containing the following items:

A. A capital expenditure budget (the “Capital Budget”) setting forth an estimate of the capital expenditures to be incurred for the Facility, on a monthly basis for the next Fiscal Year and for the next three Fiscal Years when and as required pursuant to Sections 5.2(dd) and 5 2(ee) of the Loan and Financing Agreement. Owner may approve or reject each proposed capital expenditure, except those’ required by law or indicated as mandatory, which shall be approved by Owner, and those in Management Company’s best reasonable business judgment as being highly recommended and necessary or appropriate, to which Owner shall not unreasonably withhold or delay its consent;

B. operating budget (the “Operating Budget”) setting forth an estimate of the following items for the Facility, on a monthly basis for the next Fiscal Year:

i.	operating revenue;

ii.	operating expenses, including the costs for repairs and maintenance.

iii.	expenditures for non-capitalized maintenance expense of the Facility;

iv.	expenditures for advertising, promotion, and personnel training programs to be undertaken by Management Company;

v.	management fees; and

vi.	all other matters required by the Bond Documents.

     The Capital Budget and the Operating Budget shall include input from and be reviewed by the Executive Director of the Facility, be prepared on an accrual basis, but shall also contain schedules which set forth the actual cash expenditures projected to be made during each month during the Fiscal Year for (x) capital expenditures, and (y) the item described in clauses (ii) through (vi) of subparagraph (B). The latter schedule shall comply with the requirements for the “Annual Operating and Capital Budgets” as set forth in Section 5.2(dd) of the Loan and Financing Agreement.

     Owner shall approve or disapprove of the proposed Budget in writing to Management Company, detailing the basis for disapproval, within thirty (30) days after receipt. If Owner does not approve or disapprove of the proposed Budget within such thirty (3) day period then Owner shall be deemed to have approved the Budget. If Owner disapproves the Budget, Management Company will resubmit a Budget within fifteen (15) days after initial rejection. Owner shall approve or disapprove any such resubmitted Budget within fifteen (15) days of its receipt thereof The Owner shall not unreasonably withhold its approval of any budget submitted by Management Company. The Bud et and the Capital Budget and the Operating Budget components thereof as so finally approved by Owner shall constitute the “Approved Budget”, the “Approved Capital Budget” and the “Approved Operating Budget respectively, for purposes hereof and the schedule set forth in clause (y) of the preceding paragraph shall constitute the Operating Budget for such fiscal year for purposes of the Financing Documents. Owner will not unreasonably withhold or delay approval of a proposed Budget or revision.

     An Approved Operating Budget shall constitute authorization for Management to expend funds to operate and manage the Facility pursuant to such Approved Budget, and Management Company may do so without further approval except further governed by the Financing Documents. Management Company shall use its best efforts to adhere to the Approved Budget, provided, however, that Management may exceed the Operating Budget for any given month provided the excess expenditure does not reflect the need to revise and amend the Approved Operating Budget for the current fiscal year. Any revision or amendment to the Approved Operating Budget shall conform to the provisions of Section 1.5 of this Agreement. Management Company shall us its best efforts to keep monthly cash expenditures for Operating Expenses, as defined in the Loan and Financing Agreement, within the estimated monthly level of expenditures shown in the schedule set forth in such clause (y), as so finally approved by Owner.

     If at any time circumstances indicate that the Approved Operating Budget does not properly take into account the projected needs of the Facility, Management Company shall notify Owner of the same and shall submit to Owner a proposed revision to the Approved Operating Budget which Owner shall approve or disapprove within thirty (30) days after submission. If the proposed revision is disapproved by Owner, Owner and Management Company shall endeavor to agree on a revised Operating Budget.

     Once approved, Management Company’s authority as to any revised Operating Budget shall be the same as that authorized for the original Approved Operating Budget.

     The Approved Capital Budget shall constitute authorization for Management Company to make the capital expenditures contemplated thereby, but unless otherwise approve, by Owner, such capital expenditures will be paid only from monies withdrawn from the Replacement Fund or the Construction Fund created under the Indenture and such draws shall be subject to the terms and procedures of the Indenture, the Loan and Financing Agreement and the Replacement Reserve And Security Agreement. If Management Company believes the purchase or installation of new or, replacement equipment or other capital items not contemplated by the Approved Capital Budget is or will be necessary or desirable, Management Company shall advise Owner thereof, but shall cause such items to be purchased and installed only after obtaining the prior written authorization of Owner.

     Any major capital improvement, addition, or replacement wherein the estimated exceeds $5,000 and involves more than one contractor with whom Owner directly will require construction planning and supervision. The Owner may identify and contract with an independent consultant to provide such construction planning and on or the Owner may authorize the Management Company to provide these pursuant to an arrangement wherein such authorization will provide for a fee to be paid to the Management Company equal to three percent (3.0%) of the total costs.

     1.6 Reports to Owner

A. During the term of this Agreement, Management Company shall (i) meet with Owner quarterly and (ii) shall deliver to Owner (and upon written request to the Servicing the following statements for the Facility prepared in accordance with sounding principles applied consistently from period to period on the accrual basis by the h (20th) of the month:

i.	balance sheet dated as of the last day of the preceding month;

ii.	comparative profit-and-loss statement presenting the results of operations of the Facility for such preceding month and for year-to-date as compared with the Approved Operating Budget for that month and for the year-to-date and showing the variances in dollars and per resident day and/or living unit per day;

iii.	supporting reports, including copies of any adjustments to journal entries and a schedule showing the calculations of the Management Fee payable for the previous month;

iv.	monthly aged accounts receivable report, accompanied by a narrative regarding any default or termination notices or legal action instituted;

v.	any other statements, reports or information required to be given by the Owner to the Servicing Agent, Issuer or the Trustee by the Bond Documents, including without limitation those required by Section 5.2(a) of the Loan and Financing Agreement; and

vi.	any other information relating to the Facility reasonably requested by Owner or the Servicing Agent.

B. During the term of this Agreement, Management Company shall deliver to Owner the following statements for the Facility prepared in accordance with sound accounting principles applied consistently from period to period on the accrual basis by the last day of the month following the end of each fiscal quarter of Owner:

i.	a narrative analysis of the results of operations for such fiscal quarter and year-to-date fiscal quarters, including an explanation of all material variances from the Approved Budget;

ii.	capital improvement analysis, setting forth expenses for capital improvements incurred to date and estimated amounts to be incurred during the remainder of the calendar year, with a narrative explanation of any anticipated material variances from the Approved Budget; any other information which is material to the operation of the Facility, including, but not limited to, real estate taxation, changes in local laws affecting the Facility, and pending or threatened litigation;

iii.	any other statements, reports, books or information required to be given by the Owner to the Issuer, Servicing Agent or the Trustee by the Bond Documents in the form and at the times as required therein.

     C. To insure the reliability and reasonableness of all statements required by this subsection, Management Company shall regularly perform the following:

i.	either pay, on or before the respective invoice due dates, all monthly charges, fees, bills, invoices, etc., normally and customarily incurred for such’ month in connection with the operation of the Facility, or if any such charges, fees, bills, or invoices were incurred but are not paid by the last day of such month, accrue such amounts; and

ii.	accrue proportionally to each applicable month, any charges payable for a period greater than a month, including but not limited to real estate taxes, assessments and insurance premiums.

If due to extraordinary circumstances, Management Company identifies material expenditures after the last day of the month which are in fact properly chargeable to that month but which are not reflected on statements submitted pursuant to this Section, Management Company shall promptly notify Owner of said expenditures. All statements required by this Section shall be prepared in accordance with generally accepted accounting principles.

D. Management Company shall also provide any required assistance to the independent accountants for the Facility, who shall be selected by Owner, in the preparation of audited financial statements for the operation of the Facility. Such audited financial statements shall be prepared at Owner’s expense in accordance with generally accepted accounting principles consistently applied and delivered to Management Company and Owner within 120 days after the end of each Fiscal Year of the Facility and copies of such audit and work papers shall be provided to Management Company.

E. Management Company shall make available to Owner, Trustee, and Servicing Agent, for inspection and/or copying by Owner upon request, all books, records and financial data relating to the Facility in Management Company’s possession. The Owner shall notify the Management Company at least one business day in advance of such inspection and shall conduct such inspection during mutually agreeable business hours.

F. Management Company shall promptly provide Owner with copies of all findings and reports made pursuant to all licensure and/or certification surveys conducted at the Facility, and all plans of correction submitted in response thereto and all correspondence relating to any deficiencies noted pursuant to such surveys.

G. Management Company shall assist the Owner and its accountants in preparing and delivering to the Trustee and to the Servicing Agent any required monthly and annual reports.

H. Management Company shall provide Owner with a market analysis as required pursuant to Section 5.2(a)(vi) and Exhibit A of the Loan and Financing Agreement (“Market Survey”), setting forth basic information on competing facilities in the market area of the Facility, including any revisions to the Marketing Plan and competitive analysis showing the Facility’s position in the market.

I. If any reports required under the Bond Document require substantially the same information as any reports listed above, the Management Company, at its sole discretion may substitute such reports for those required herein.

     1.7 Bank Accounts and Working Capital.

A. Management Company, in the Facility names and on behalf of Owner, shall transfer all Gross Revenues (as defined in the Bond Documents) of the Facility daily, upon receipt, for deposit into one or more separate, segregated bank account or accounts of the Facility established in Owner’s name at a bank selected by Owner (the “Operating Accounts”), provided that upon notice from the Servicing Agent that a Cash Flow Trap Event has occurred under Section 5.8 of the Loan and Financing Agreement, the Management Company shall transfer to the Trustee all Gross Revenues and rental receipts for application as provided in Section 5.8 of the Loan and Financing Agreement.

B. Upon receipt from the Trustee or the Servicing Agent of any transfer of monies with respect to Operating Expenses, as defined in the Loan and Financing Agreement, Management Company shall deposit all such monies in the Operating Accounts. Management Company shall supervise the disbursements from the Operating Accounts on behalf of Owner of such amounts and at such times as the same are required in Management Company’s reasonable business judgment. Management Company shall discharge such supervisory responsibilities in accordance with reasonable and customary business standards and practices. All costs and expenses incurred in the operation of the Facility shall be paid out of the Operating Accounts. Management Company’s management fee shall be paid out of the Operating Account, provided, however, that Management Company’s management fees during the lease up of the Project shall also be payable from the Working Capital Fund established under the Indenture, to the extent permitted by the terms of the Indenture. Owner and Management Company shall specify the signatory or signatories of Management Company required on all checks or other documents of withdrawal submitted by Management Company on the Operating Accounts. All checks drawn on the Operating Accounts in the amount of Ten Thousand and No/100 Dollars ($10,000) or greater shall, unless for items contained in an Approved Budget and not in excess of the estimated cost thereof as specified therein, require the signature of both a designated officer or employee of Management Company and Owner. Funds in the Operating Accounts shall not be commingled with any other funds controlled by Management Company, and will be disbursed only in accordance with this Agreement and, from time to time, upon the specific instructions of Owner, provided that such instructions are not in violation of any of the Bond Documents. Management Company shall not withdraw any monies from the Operating Accounts to pay any item other than normal and customary expenses and costs of operation of the Facility, all capital items as budgeted or as approved by Owner or any emergency expenses pursuant to Section 1.4 hereof.

     1.8 Licenses Permits and Certification.

A. Management Company, as agent of Owner, shall assist Owner in its application for, in the name of Owner, and to obtain and maintain, on behalf of Owner, all necessary licenses, permits, consents, approvals and certifications from all governmental and regulatory agencies which have jurisdiction over the ownership and operation of the Facility.

B. Neither Owner nor Management Company shall knowingly take any action or fail to take any action which may cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the suspension, recession or revocation of any necessary license, permit, consent or approval.

C. Management Company shall, with the prior written approval of and at the cost of the Owner, have the right, on behalf of Owner, to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental or regulatory agency having jurisdiction over the operation of the Facility. Owner, after having given its written approval, shall cooperate with Management Company with regard to the contest, and Owner shall pay all reasonable attorneys’ fees incurred with regard to the contest from the Operating Accounts. Counsel for any such contest shall be selected by Management Company and approved by Owner. Management Company shall, with the consent of Owner and at Owner’s cost and expense, process all third party payment claims for the services provided at the Facility, including, without limitation, consent to the exhaustion of all applicable administrative proceedings or procedures, adjustments and denials by governmental agencies or their fiscal intermediaries as third party payors.

D. Owner shall comply with all federal, state and local laws, rules, regulations and requirements which are applicable to Owner provided that Owner, at its sole expense and without cost to Management Company, shall have the right to contest by proper legal proceedings the validity, so far as applicable to it, of any such law, rule, regulation or requirement, provided that such contest shall not result in a suspension of operations of the Facility. Notwithstanding the foregoing, however, Owner shall not be deemed to be in breach of the covenant contained in this clause (D) if Owner’s failure to so comply is the result of a failure by Management Company to comply with any of its obligations under this Agreement.

     1.9 Executive Director and Assistant Executive Director. Management Company shall, on an ongoing basis and subject to replacement in Management Company’s discretion, subject to Section 1.4B hereof, provide the Facility with adequate staff and a qualified Executive Director and, at the discretion of Management Company, an Assistant Executive Director. The compensation, including fringe benefits, payable to the Executive Director and/or Assistant Executive Director shall be reasonable and in line with compensation payable by other operators to Executive Directors of like facilities in the Facility’s general market area, and subject in any event to Owner’s approval.

     1.10 Quality Controls. Management Company shall activate and maintain on a continuing basis, a Quality Assurance Program in order to provide objective measurements of the quality of services provided at the Facility and in connection therewith shall utilize such techniques (e.g. resident interviews, physician interviews, periodic training and inspections) as Management Company may reasonably deem necessary to maintain the quality of the Facility.

     1.11 Use of Management Company’s Personnel. Representatives of Management Company shall visit the Facility as often as Management Company deems necessary. All out-of-pocket expenses arising from travel and lodging connected with such visitations shall be borne by Management Company.

     1.12 Taxes. Any applicable income taxes of Owner, any federal, state or local taxes, assessments or other governmental charges imposed on the Facility and arising from Owner’s period of ownership are the obligations of Owner, not of Management Company, and all of the foregoing shall be paid out of the Operating Account of the Facility. With the Owner’s prior written consent, Management Company may, and at Owner’s direction shall, contest the validity or amount of any such tax or imposition on the Facility in the same manner as described in Section 1.8(C) hereof. Management Company, on behalf of Owner, shall cause all Social Security and federal and state income tax withholding and other employee taxes which may be due and payable to be paid promptly from the revenues of the Facility before the payment of any other operating expenses therefrom.

     1.13 Information Re: Facility. Management Company, within thirty (30) days after commencement of the term of this Agreement, shall prepare and submit to Owner a complete list of:

A.	books and records of the Facility held by Management Company;

B.	personal property relating to the Facility;

C.	service contracts relating to the Facility;

D.	all necessary records relating to the operation of the Facility and the personal property located at the Facility belonging to Owner; and

E.	all licenses, permits, operating or occupancy certificates, employment contracts, service contracts, cooperation agreements, transfer or transportation agreements, and insurance certificates relating to the maintenance and operation of the Facility.

     Management Company shall be responsible for the due and proper maintenance of all items on the foregoing lists at the expense of Owner.

     Management Company, upon request by the Owner, will make available to the Owner all facility operational management materials for review at the corporate offices of Management Company.

     1.14 Good Faith Effort by Management Company. Management Company shall act in good faith and use its best reasonable efforts to perform its obligations hereunder, but shall have no liability to Owner for any decisions made with respect to or any actions taken or in the omission of any actions in connection with the Facility operations, so long as such decisions, actions or omissions were made or taken in good faith and met the standard of care set forth in Section 1.2 hereof. Provided, further, that the liability of Management Company to Owner is limited to actual damages suffered by Owner as a direct and proximate result of Management Company’s negligence pursuant to the standard of care in section 1.2 herein or willful breach hereunder.

     1.15. Compliance Program. Each party shall maintain an effective corporate compliance and ethics program and shall share such program with the other party along with any modifications and revisions thereto. Each party agrees to charge its affected employees and agents with the responsibility of reviewing and becoming knowledgeable about such programs.

ARTICLE 2.
MANAGEMENT FEE

     2.1 Management Fee. On or before the 4th business day following the end of each calendar month, Owner shall pay to Management Company, as the amount regularly due for the services being provided pursuant to this Agreement, a Regular Management Fee equal to the monthly Base Management Fee for that month set forth in the table below for the Facility then owned by Owner, plus an additional monthly fee (the “Incentive Fee”) for that month equal to the excess of five percent (5%) of the operating revenues as defined in the Financing Documents (determined in accordance with generally accepted accounting principles after adequate provision for allowances, bad debts and uncollectible accounts, and excluding investment income) of the Facility for that month over such monthly Base Management Fee, provided that the total amount of such Regular Management Fee (i.e. such monthly Base Management Fee plus such additional Incentive Fee) earned in any month shall in no event exceed 200% of the Base Management fee for that month.

Fiscal Year	Monthly
Ending June 30	Base Fee $
2001	$6,500
2002	$7,000
2003	$7,500
2004	$8,000
2005	$8,500

     2.2 Following the release of the annual audit for each fiscal year during the term of this Agreement, the amount of the Regular Management Fee earned by Management Company for that fiscal year shall be recomputed as being equal to the Base Annual Fee (as hereinafter defined) for that fiscal year, plus an Incentive Fee for that fiscal year equal to the excess of five percent (5.0%) of the collected operating revenues of the Owner from the Facility for that fiscal year over such Base Annual Fee, but such Incentive Fee shall not exceed 100% of the Base Annual Fee for the fiscal year. Following the preparation of such annual audit for any fiscal year during the term of this Agreement and recomputation of the Regular Management Fee for that fiscal year, the parties shall account to each other for any overpayment or underpayment of the Regular Management Fee found to have been made with respect to that fiscal year. As used herein, the Base Annual Fee for any fiscal year shall mean the base monthly fee for the Facility for that fiscal year times the number of months during that fiscal year that this Agreement was in effect.

     2.3 Payment of Management Fees. Owner shall be obligated to pay Management Company the Management Fees as stated above only from the funds made available from the Operating Account, or from any other funds established with the proceeds of the Bonds or of the Taxable Loan to cover operating expenses during the lease-up of the Facility to the extent such payment can be made in accordance with the applicable provisions of the Financing Documents and only at the times such Minds are made available thereunder. If for any. month, the Management Fee is not paid because of the terms of the Financing Documents or insufficient funds, then, such amount will not be forgiven but shall remain an obligation of Owner and be deferred until such time as such amount is capable of being paid in compliance with this Agreement. In addition, if there should occur any event of default under any of the Financing Documents which results from acts under the control of Management Company, then during such period of suspension the Management Fee shall be equal to the Base Management Fee only.

     2.4 Other Fees. The Management Fee shall be in addition to any and all reimbursements due Management Company hereunder, and any revenues due Management Company or Affiliates of Management Company under other contracts between Owner and Management Company or such Affiliates (collectively, Manager Reimbursements and Contract Payments). The Manager Reimbursements and Contract Payments are not limited to the sources of payment set forth in Section 2.3, are not subordinated to any other obligations of the Owner, and are backed by the full faith and credit of the Owner. Owner agrees that in the event that it should fail to pay any Manager Reimbursements and Contract Payments when due, then, provided that such failure has continued for a period of five days after Manager has notified Owner thereof in writing, interest shall accrue on the same at the rate of one percent (1.00%) per month until paid, and in the event it should be determined that Owner had, at the end of the month in which such five day notice period has. elapsed, sufficient unrestricted funds such overdue Manager Reimbursements and Contract Payments after finding all required obligations then due under the Financing Documents and after reserving sufficient funds to pay its next month’s obligations under the Financing Documents and other operating expenses payable during that month, then Owner agrees to pay to Manager a late charge equal to ten percent of the amount of such overdue Manager Reimbursements and Contract Payments.

ARTICLE 3.

OTHER TRANSACTIONS WITH
MANAGEMENT COMPANY OR ITS AFFILIATES

     3.1 Transactions with Management Company and Its Affiliates. Notwithstanding anything else herein contained, Management Company shall not, without the prior written consent of Owner after full disclosure by Management Company of such affiliation and interest, cause Owner to enter into any contract with Management Company or any affiliate thereof for services required to be provided by Management Company under this Agreement, or pay any amount to Management Company or its Affiliates, other than Management Fees described in Article 2 hereof, reimbursement of the costs of Management Company’s Facility staff, or reimbursement of bona fide expenses to unrelated third parties.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Owner. Owner makes the following representations and warranties which are material representations and warranties upon which Management Company relied as an inducement to enter into this Agreement:

A. Status of Owner. Owner is a non-profit corporation duly organized and validly existing in good standing under the laws of the State of Texas, and is qualified in all other jurisdictions where necessary in order to conduct its business and has all necessary power to carry on its business as now being conducted, to operate its properties as now being operated, to carry , on its contemplated business, to enter into this Agreement and to observe and perform its terms.

B. Authority of Due Execution. Owner has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) the Owner’s Articles of Incorporation or Bylaws; or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which Owner is now a party or by which Owner or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of Owner, enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principals to or affecting the enforcement of creditor’s rights.

C. Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Owner, threatened against Owner, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

D. Section 50I(c)(3) Status. Owner represents, warrants and covenants that it is and will use its reasonable best efforts to remain a corporation described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (the “Code”) and which is not a private foundation and shall not knowingly use the Facility in any unrelated trade or business.

E. Financing Documents. Owner acknowledges receipt of copies of each Financing Documents.

     4.2 Representations and Warranties of Management Company. Management Company makes the following representations and warranties which are material representations and warranties upon which Owner relied as an inducement to enter this Agreement:

A. Status of Management Company. Management Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has all necessary power to carry on its business as now being conducted, to carry on its contemplated business, to enter into this Agreement and to observe and perform its terms. Management Company is qualified to do business in the State of Texas.

B Authority and Due Execution. Management Company has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the transactions contemplated herein; which actions will not with the passing of time, the giving of notice, or both, result in a default under or a breach or violation of (i) Management Company’s Articles of Incorporation or Bylaws, or (ii) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or any mortgage, note, bond indenture, agreement, lease, license, permit or other instrument or obligation to which Management Company is now a party or by which Management Company or any of its assets may be bound or affected. This Agreement constitutes a valid and binding obligation of Management Company, enforceable in accordance with its terms, except to the extent that its enforceability is limited by applicable bankruptcy, reorganization, insolvency, receivership or other laws of general application or equitable principals related to or affecting the enforcement of creditor’s rights.

C. Litigation. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Management Company, threatened against Management Company, its properties or business which seeks to enjoin or prohibit it from entering into this Agreement.

D. Maintenance of Owner’s 501(c)(3) Status. Management Company represents, warrants and covenants that it will use its reasonable best efforts to assist Owner as contemplated herein in remaining a corporation described in Section 501(c)(3) of the Code and which is not a private foundation. By way of illustration, Management Company shall promptly provide to Owner any information or other special types of reports which may be required to be maintained or filed by Owner. Management Company shall not evict any patient from the Facility on account of inability to pay the full amount of monthly service charges (as opposed to willful failure to pay) without the prior written consent of Owner.

E. Performance of Owner’s Obligations Under. Bond Documents. Management Company acknowledges receipt of copies of all Bond Documents. Management Company covenants and agrees that, to the extent it may legally and practically do so, it will use its best efforts as contemplated herein to assure compliance by Owner with its obligations under the Financing Documents including, but not limited to, the following:

i.	Preparing and submitting to Owner for its approval any required or recommended change in the Approved Budget; and

ii.	Recommending to Owner an Architect, Consulting Engineer, General Contractor, Insurance Consultant and other professional or skilled persons necessary to fulfill the obligations of the Owner under the Financing Documents, based upon high professional qualifications.

ARTICLE 5.

TERMINATION

     5.1 Termination for Cause

A. If either party is dissolved or liquidated, or shall apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or of a substantial part of its assets, file a voluntary petition in a bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating said party bankrupt or insolvent or approving a petition seeking reorganization of said party or appointing a receiver, trustee or liquidator for said party or all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 90 consecutive days, then in case of any such event, the term of this Agreement shall expire, at the other party’s option, on thirty (30) days’ written notice to the other party and the Servicing Agent. Such termination shall be without prejudice to Management Company’s right to receive Management Fees under Article 2 hereof and amounts due to reimburse Management Company for all Manager Reimbursements and Contract Payments (including without limitation payroll and burdens under Section 1.4(A) hereof), through the date on which such termination becomes effective.

B. If Owner shall fail to pay to Manager any Manager Reimbursements and Contract Payments which are then due and payable hereunder or under any other agreement between Owner and Manager, and such failure has continued for a period of ten (10) days after Manager has notified Owner and the Servicing Agent thereof in writing,

C. If Owner or Management Company shall fail to keep, observe or perform any material covenant, term or provision of this Agreement to be kept, observed or performed by it, and such default shall continue for a period of 60 days (three (3) days in the event of failure of Owner to reimburse Management Company for payroll and burdens under Section 1.4(A)) after written notice by the non-defaulting party to the other specifying the default in question and requesting that the default be cured, then in case of any such event and upon the expiration of any period of grace applicable thereto, the term of this Agreement shall expire, at the option of the non-defaulting party on thirty (30) days further written notice to the other party and the Servicing Agent, provided that, except with respect to monetary defaults of Owner (if the Owner is the defaulting party) or periods during which an event of default under the Bond Documents has occurred and remains uncured (if the Management Company is the defaulting party), if the defaulting party has commenced cure within such 60 day period, and diligently pursues such cure after the 60 day period, then the right to give such five day. notice of termination shall be suspended for the time necessary to effect such cure. Notwithstanding anything to the contrary herein, in the event that Owner fails to reimburse Management Company, for payroll and burdens under Section 1.4 (A) hereof, within three (3) days after payment of payroll, Management Company at its option may terminate this Agreement upon three (3) days prior written notice to Owner and the Servicing Agent.

C. If accrued but unpaid Regular Management Fees remain unpaid for a period of sixty (60) days or more, the term of this Agreement shall expire at the option of Management Company upon thirty days’ written notice to the Owner and the Servicing Agent.

D. Owner shall have the right, after 30 days’ prior written notice to Management Company and the Servicing Agent, to terminate this Agreement if because of Management Company’s acts or omissions. (i) an action or failure to act on the part of Management Company shall have resulted in an Event of Default under any of the Bond Documents which is not cured within 30 days after Management Company’s receipt of written notice of said Event; (ii) if the Servicing Agent is entitled to terminate this Agreement under any of the Financing Documents and does so, or if the Owner is required to terminate this Agreement under any of the Financing Documents; (iii) after the second anniversary of the Contract Date the average occupancy of the Facility subsequently drops below 90% for any two consecutive calendar months; or (iv) Management Company fails to correct (or to obtain waivers of) any material deficiencies found by any regulatory body to exist in meeting the standards for licensure or for participating in any third party payor program, if any, upon which the profitability of the Facility is at the time dependent, in sufficient time to avoid any delicensure of the Facility or decertification of the Facility under any such third party payor program or under state licensure regulations; provided, however, that this Agreement cannot be terminated by the Owner pursuant to this clause (iv) if the Owner is not providing adequate funds to cure or correct such deficiencies on a timely basis.

E. The Management Agreement shall immediately be terminated and the Manager shall be deemed to have immediately resigned from its duties hereunder, at the request of the Owner acting at the direction of the Servicing Agent, upon the occurrence of a Trigger Event under the Loan and Financing Agreement.

     Notwithstanding anything else herein contained, neither party shall have the right to terminate this Agreement as a result of any of the reasons set forth in clauses (B) and (C) above, if (i) the acts or omissions of the party seeking the termination materially contribute to the reason for termination; or (ii) the event is caused by strikes, other labor disturbances, fires, windstorm, earthquake, arbitrary and capricious action by third party payors, war or other state of national emergency, terrorism, or other events not the fault of either party, in which the negligence of either party hereto is not a materially contributing factor to the occurrence of such event.

     5.2 Termination Without Cause.

A. Either party has the option to terminate this Agreement upon 30 days’ prior written notice to the other and the Servicing Agent upon the occurrence of either of the following:

i.	The Facility or any material portion thereof is damaged or destroyed to the extent that in the written opinion of an independent architect or engineer reasonably acceptable to both parties: (1) it is not practicable or desirable to rebuild, repair or restore the Facility to its condition immediately preceding such damage within a period of six months; or (2) the conduct of normal operations of the Facility is interrupted for a period of six months or more; or

ii.	Title to the temporary use of all or substantially all of the Facility is taken under the exercise of the power of eminent domain by the government authority or person, firm or corporation acting under governmental authority which in the opinion of an independent architect or engineer reasonably acceptable to both parties, prevents or is likely to prevent the conduct of normal operations at the Facility for a period of at least six months.

Provided, however, if the termination occurs as a result of any of the events described in clause (A) of this Section 5.2, and if Owner or any Affiliate thereof rebuilds, restores or otherwise rearranges the Facility and recommences operations thereof, Owner shall give Management Company the first option to manage the Facility under the same terms, conditions and fees as provided herein.

B. Owner shall have the right to terminate this Agreement on or after the third anniversary of the Commencement Date without cause, exercisable by delivery of written notice to the Management Company and the Servicing Agent no later than 90 days prior to the effective date of termination.

     5.3 Management Company’s Obligations After Termination or Expiration of Agreement. Upon the expiration or termination of this Agreement, or the termination of Management Company’s services hereunder, as provided above, Management Company shall:

A. deliver to Owner, or such other person or persons designated by Owner, copies of all books and records of the Facility and all funds in the possession of Management Company belonging to Owner or received by Management Company pursuant to the terms of this Agreement or of any of the Financing Documents for or on behalf of Owner;

B. assign, transfer, or convey to such person or persons all service contracts and personal property relating to or used in the operation and maintenance of the Facility, except any personal property which was paid for and is owned by Management Company;

C. remove, at its cost and expense, all signs that it may have placed at the Facility indicating that it is the manager of same and replace and restore the damage resulting therefrom; and

D. make itself available at reasonable times, for a period of forty-five (45) days after such expiration or termination, to consult with and advise Owner or such other person or persons regarding the operation and maintenance of the Facility. Such consultation shall not exceed two hours per week unless otherwise agreed to by the Management Company. Owner shall pay Management Company on an hourly basis at fair market rates charged by the consultants for similar services.

     Upon any termination or the expiration pursuant to this Article 5, the obligations of the parties hereto (except those specified as surviving) shall cease as of the date specified in the notice of termination, except that Management Company shall comply with the applicable provisions of this Section and unless specifically stated otherwise, shall be entitled to receive any and all Management Fees, reimbursements of payroll and burdens, and other expense reimbursements, which may be due Management Company hereunder through the effective date of such termination or expiration.

ARTICLE 6.

MISCELLANEOUS COVENANTS

     6.1 Additional Covenants of Management Company. Management Company hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Owner relies as an inducement to enter into this Agreement:

A. Assignment. Management Company may not assign its rights and obligations hereunder without Owner’s prior written approval, not to be unreasonably withheld. Owner shall not assign its rights and obligations under this Agreement without the prior written consent of Management Company and Servicing Agent, except that Owner may assign its rights under the Agreement to the Issuer and/or the Trustee as security for the Bonds and to MuniMae as security for the Taxable Loan, and to any receiver appointed by the appropriate court or commission pursuant to receivership proceedings or to any party taking possession of the Facility as a result of any foreclosure of such Trustee’s mortgage against the Facility or other action taken by such Trustee.

B. Transfer of Executive Directors or Assistant Executive Directors. Management Company agrees that it will not transfer any Executive Director or Assistant Executive Director from the Facility to another facility or business which is not owned by Owner, unless such Executive Director or Assistant Executive Director is promptly replaced with a fully trained and qualified new Executive Director or Assistant Executive Director, as the case may be, who is reasonably satisfactory to Owner.

C. Transfer of Residents. Management Company agrees that it will not, without the prior written consent of the Owner, encourage or solicit the transfer of any resident of the Facility to another similar facility in which Management Company has an interest which is not owned by Owner, unless the physical or medical condition of the resident indicates that such a transfer would be appropriate and Owner is informed in advance thereof. The Management Company may, however, freely discuss and not inhibit such a transfer when the original basis for the subject resident to be admitted to any of the Owner’s Facility was to acquire temporary accommodations until a room became available in another facility where the resident prefers to live.

D. Management Company shall not enter into any construction contract or other agreement which could result in the creation of a lien on the Facility, without the prior written consent of Owner.

E. Management Company shall establish and maintain records and procedures to account for any resident funds deposited with the Facility. One or more “Resident Trust Accounts” shall be established in accordance with the terms hereof and all disbursements therefrom and records and procedures relating thereto shall conform with the requirements of applicable governmental regulations, licensure and all other applicable requirements and the terms hereof.

F. Management Company shall maintain adequate systems and procedures governed by written policies and procedures covering all aspects of its operational and fiscal processes and sufficient to ensure that the Facility’s assets and business are safeguarded in all material respects.

     6.2 Additional Covenants of Owner. Owner hereby makes the additional covenants set forth in this Section, which are material covenants and upon which Management Company relies as an inducement to enter into this Agreement:

A. Owner will cooperate with Management Company in every reasonable respect and will furnish Management Company with all information required by it for the performance of its services hereunder and will permit Management Company to examine and copy any data in the possession or control of Owner affecting Management Company and/or operation of the Facility and will in every way cooperate with Management Company to enable Management Company to perform its services hereunder.

B. Owner will examine documents submitted by Management Company and render decisions pertaining thereto, when required, promptly to avoid unreasonable delay in the progress of Management Company’s work. Owner agrees that it will not unreasonably fail to execute and deliver all applications and other documents that may be deemed by Management Company to be necessary or proper to be executed by Owner in connection with the Facility, subject to the limitations in this Agreement with respect to the budget and other rights of Owner.

C. Owner acknowledges that Management Company retains all ownership and other rights in all proprietary systems, manuals, materials and other information, in whatever form, developed by Management Company in the performance of its services hereunder, and nothing contained in this Agreement shall be construed as a license or transfer of such information either during the term of this Agreement or thereafter. Upon termination of this Agreement all such proprietary systems, manuals, materials and other information in whatever form shall be removed from the Facility.

     6.3 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

     6.4 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or lease between Owner and Management Company with respect to the Facility. Management Company shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided in this Agreement.

     6.5 Notices.

A. If Management Company shall desire the approval of Owner to any matter, Management Company will give written notice by mail and by facsimile transmission to Owner that it requests such approval, specifying in the notice the matter as to which approval is requested and reasonable detail respecting the matter. If Owner shall not respond negatively in writing by mail and by facsimile transmission to the notice within 10 days after the sending thereof (unless some other period for response is specified in this Agreement), Management Company may send a second such notice in such fashion to Owner. If Owner shall not respond negatively in writing by mail and facsimile transmission to the second notice within five days after the sending thereof (unless some other period for response is specified in this Agreement), Owner shall be deemed to have approved the matter referred to in the notice. Any provisions hereto to the contrary notwithstanding in emergency situations (as determined by Management Company), Management Company shall not be required to seek or obtain Owner’s approval for any actions or omissions which Management Company, in its sole judgment, deems necessary or appropriate to respond to such situations, provided Management Company promptly thereafter reports such action or omission to Owner in writing, by mail and by facsimile transmission.

B. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing and shall be delivered by hand, transmitted by overnight courier or mailed, postage prepaid, registered or certified mail, return receipt requested:

i.	To Owner, by addressing the same to:

GF/Arlington, Inc.
3575 Piedmont Road, N.E.,
Suite 930, Fifteen Piedmont Center
Atlanta, GA 30305

With a copy to:

Alston & Bird
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
Attn: Peter M. Wright

ii.	To Management Company, by addressing the same to:

The Covenant Group
5601 Bridge Street Suite 504
Fort Worth, TX 76112
Attn: Gary Staats

iii.	To the Servicing Agent, by addressing the same to:

MuniMae Portfolio Services, LLC
218 N. Charles Street
Baltimore, Maryland 21201
Attention: Asset Management

iv.	or to such other address or to such other person as may be designated by notice given from time to time during the term hereof by one party to the other. Any notice hereunder shall be deemed given three (3) days after mailing, if given by mailing in the manner provided above, or on the next business day following the date delivered or transmitted if given by hand, overnight courier or facsimile.

     Copies of all notices given by either party giving notice of any default hereunder or any exercise of any remedy in consequence of any such default shall also be sent to the Servicing Agent and Trustee at the address set forth in the Loan and Financing Agreement.

     6.6 Arbitration of Disputes. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration pursuant to the Federal Arbitration Act. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association; a single arbitrator shall be selected under those Rules; the arbitration shall be initiated in Atlanta, Georgia; and except for. the filing fee, all cost of the arbitrator shall be allocated by the arbitrator and judgment on the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof. . The parties are hereby authorized to bring actions to compel arbitration or for equitable relief in aid of arbitration. The parties hereto specifically consent to the jurisdiction and venue of any state or federal court lying within Fulton County, Georgia for the purposes of any proceeding contemplated by the preceding sentence. If any part of this Agreement is held void, voidable or otherwise unenforceable by any arbitrator, nothing contained herein shall limit the enforceability of any other part.

     6.7 Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter, and no prior oral or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Management Company with notice to the Servicing Agent.

     6.8 Governing Law. This Agreement has been executed and delivered in the State of Georgia and all of the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof.

     6.9 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement nor in any way affect this Agreement.

     6.10 Costs and Expenses; Indemnity. Except as otherwise expressly provided herein, all fees, costs, expenses and purchases arising out of, relating to or. incurred in the operation of the Facility, including, without limitation, the fees, costs and expenses of outside consultants and professionals, shall be the sole responsibility of Owner. Management Company, by reason of the execution of this Agreement or the performance of its services hereunder, shall not be liable for or be deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of Owner whatsoever, arising out of or relating to the Facility or incurred in its operation, except the salaries of Management Company’s employees and the expenses and costs incurred at its central administrative offices in the performance of its obligations hereunder. Management Company shall have no obligations hereunder to advance any sums required to maintain necessary licenses and permits and to otherwise keep the Facility operating as an home for the aged community.

     6.11 Non-Recourse Nature of Owner’s Obligation. Notwithstanding anything else herein contained, the obligations of Owner hereunder shall be limited to its interest in the Facility and the revenues thereof and receivables and accounts related thereto, and Management Company shall have no right to proceed against any other assets of Owner to satisfy any obligation of Owner. No officer, director, or member of Owner shall have any personal liability hereunder.

     6.12 Revenue Procedure 97-13. To the extent any provisions of this Agreement violates the restrictions in Revenue Procedure 97-13, then the Agreement shall be deemed to be automatically amended so as to comply with the restrictions contained in Revenue Procedure 97-13.

     613. Financing Documents Shall Govern. If and to the extent any provision of this Agreement is inconsistent with or does not include any provisions of the Financing Documents, it is agreed by the Owner and Manager that the terms of the Financing Documents shall control.

     IN WITNESS WHEREOF, the parties hereto have executed, sealed and, delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

OWNER:	MANAGEMENT COMPANY:
GF/Arlin	CGI Management, Inc.

/s/ Gregory K Grove	/s/ Robert Bullock

Gregory K. Grove, President	Robert Bullock, Secretary/Treasurer